                                                                       Exhibit 6

                                REVCO D.S., INC.
                            1925 ENTERPRISE PARKWAY
                             TWINSBURG, OHIO 44087

August 17, 1995


Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011

Gentlemen:

      In order to allow you to evaluate a business combination (the "Proposed Transaction") with Revco D.S., Inc. (the "Company"), the Company will deliver to you, as promptly as practicable after your execution and delivery to the Company of this letter agreement, certain information about its operations and financial condition. All information about the Company or the Proposed Transaction furnished by the Company or any of its Representatives (as hereinafter defined) to you or any of your Representatives after the date hereof is referred to herein as "Proprietary Information." Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, (b) was available to you or any of your Representatives on a non-confidential basis prior to its disclosure to you or any of your Representatives by the Company or any of its Representatives or (c) becomes available to you or any of your Representatives on a non-confidential basis from a person (other than the Company) who is not known by you to be bound by a confidentiality agreement with the Company or to be otherwise prohibited from transmitting the information to you.

      As used in this letter agreement, the term "Representative" means, as to any person, such person's affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this letter agreement, the term "person" shall be broadly interpreted to include, without limitation, any individual, corporation partnership, joint venture or other entity.

      Unless otherwise agreed to in writing by the Company, you agree (a) to keep all Proprietary Information confidential, and not to disclose or reveal any Proprietary Information to any person other than those of your Representatives who are actively and directly participating in the evaluation of the Company and the Proposed Transaction on your behalf and to insure that such persons observe the terms of this letter agreement as if they were a party hereto in your place, (b) not to disclose to any person (other than those of your Representatives who are actively and directly participating in your evaluation of the Company or the Proposed Transaction) any information about the Proposed Transaction, or the terms and conditions of any other facts relating thereto,

 Rite Aid Corporation
 August 17, 1995
 Page 2

 including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you or your Representatives and (c) to return all Proprietary Information at the end of discussions concerning the Proposed Transaction.

        Notwithstanding anything to the contrary contained in this letter agreement, in the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation, legal process or regulatory authority to disclose any Proprietary Information concerning the Company or the Proposed Transaction, you agree that you will provide the Company with prompt notice of such request or requirement in order to enable the Company (i) to seek an appropriate protective order or other remedy, (ii) to consult with you with respect to the Company's taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. If, in such event, the Company has not provided you with a protective order or other remedy or waiver of the terms of this letter agreement in sufficient time for you or your Representative to avoid unlawful non-disclosure of such Proprietary Information or such other information, you or such Representative may disclose such Proprietary Information or such other information pursuant to such law, regulation, or in such legal process, or to such regulatory authority, as the case may be, without liability to the Company or any of its Representatives.

        You agree that for a period of eighteen months commencing on the date hereof, except with respect to the Proposed Transaction or as otherwise specifically authorized in writing by the Company, neither you, nor any of your Representatives as a principal, will propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition or other transaction relating to the Company or any affiliate thereof, or (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any such affiliate, nor except as aforesaid during such period will you or any such Representative as a principal (1) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of the Company, any direct or indirect options or other rights to acquire any such securities ("Company Securities"), (2) make, or in any way participate in, any solicitation of proxies with respect to any Company Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the Company, seek to influence any person with respect to any Company Securities or demand a copy of the Company's list of its stockholders or other books and records relating to holders of Company Securities, (3) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any Company Securities or which seeks to affect control of the Company or for the purpose of circumventing any provision of this letter or (4) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to

Rite Aid Corporation
August 17, 1995
Page 3

control or influence, in any manner, the management, Board of Directors or policies or operations of the Company.

       It is understood and agreed that, except as may be specifically set forth hereafter in a definitive written agreement providing for the Proposed Transaction, the Company will not be deemed to make or have made any representation or warranty, express or implied, as to the accuracy or the completeness of any Proprietary Information. The Company will have no liability to you or your Representatives as a result of the use, whether or not authorized, of any Proprietary Information by you or your Representatives.

       No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. In the event that a breach of this Agreement by you or any of your Representatives, you agree to indemnify the Company from any costs and expenses, including reasonable expenses, it may incur in connection with the enforcement of this letter agreement.

       Further, you understand and agree that, without prejudice to any rights or remedies otherwise available to the Company, the Company will be entitled to equitable relief, including injunctive relief and/or specific performance, if you or any of your Representatives breach any provision of this letter agreement.

       Your obligations under this Agreement shall terminate eighteen months from the date of this letter agreement.

       The interpretation and enforcement of this letter agreement shall be governed by the laws of the State of Ohio, without reference to the conflict of law principles thereof.

       Any assignment of this letter agreement by either party without the prior written consent of the other party shall be void.

       This letter agreement contains the entire agreement between the Company and you concerning the confidentiality of the Proprietary Information and the other matters addressed herein, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the Company or you, unless approved in writing by each of the Company and you. This letter agreement shall be binding upon and shall inure to the benefit of each party hereto.

Rite Aid Corporation
August 17, 1995
Page 4

        Please confirm your agreement with the foregoing by executing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

                               Very truly yours,

                               REVCO D.S., INC.

                               By: /s/ D. Dwayne Hoven
                                  ----------------------------
                                   D. Dwayne Hoven
                                   President and Chief Executive Officer

ACCEPTED, ACKNOWLEDGED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN

RITE AID CORPORATION

By: /s/ Franklin C Brown
    ------------------------------
     Franklin C. Brown
     Executive Vice President